Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-101069 and Form S-8 No. 333-107149) of SAVVIS Communications Corporation of our reports dated March 1, 2005, with respect to the consolidated financial statements of SAVVIS Communications Corporation, SAVVIS Communications Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of SAVVIS Communications Corporation, included in the Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/    Ernst & Young LLP

St. Louis, Missouri

March 1, 2005